Exhibit 99.2

STRATOS MANAGEMENT SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

AND FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

INDEX TO FINANCIAL STATEMENTS

STRATOS MANAGEMENT SYSTEMS INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Stratos Management Systems, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Stratos Management Systems, Inc. and Subsidiaries dba: Computex Technology Solutions (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for revenue in 2019 due to the adoption of the FASB’s Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company adopted this change using the modified retrospective approach.

Emphasis of Matter

As more fully described in Note 1 to the financial statements, the Company announced the completion of its Merger and Business Combination with American Virtual Cloud Technologies, Inc. (“American Virtual”) on April 7, 2020. Subsequent to that, the Company will continue as a wholly owned subsidiary of American Virtual, through a newly formed entity Tango Merger Sub Corp.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Company’s auditor since 2019.

New York, NY

April 9, 2020

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share and per share data, or otherwise noted)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash	$18	$260
Trade Accounts Receivable, Net	16,092	41,328
Inventory	350	474
Other Current Assets	621	972
Total Current Assets	17,081	43,034
Property and Equipment, Net	9,608	12,241
Other Assets:
Deposits	69	69
Deferred Contract Costs	-	9
Definite Lived Intangible Assets, Net	2,404	3,391
Goodwill	21,215	21,215
Total Other Assets	23,688	24,684
TOTAL ASSETS	$50,377	$79,959

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts Payable	$18,999	$38,694
Accrued Expenses	2,732	3,445
Unearned Revenue	6,431	5,514
Current Portion of Notes Payable	2,377	2,602
Current Portion of Capital Leases	129	191
Total Current Liabilities	30,668	50,446
Long-Term liabilities:
Line of Credit	6,051	7,793
Notes Payable (Net of Current Portion and Issuance Costs)	5,578	7,909
Capital Leases (Net of Current Portion)	107	30
Unearned Revenue	22	1,439
Deferred Rent	158	265
Total Long-Term Liabilities	11,916	17,436
Total Liabilities	42,584	67,882
Stockholder's Equity:
Common Stock $0.001 par value - 1,000 shares authorized; 1,000 shares outstanding as of December 31, 2019 and 2018, respectively	-	-
Additional Paid-In Capital	18,717	18,717
Accumulated Deficit	(10,924)	(6,640)
Total Stockholder's Equity	7,793	12,077
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$50,377	$79,959

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share and per share data, or otherwise noted)

	Years ended December 31,
	2019	2018	2017

SALES	$85,716	$154,846	$134,796

COST OF SALES	61,309	124,928	106,397

GROSS PROFIT	24,407	29,918	28,399

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	28,021	30,441	27,545

(LOSS) INCOME FROM OPERATIONS	(3,614)	(523)	854

OTHER (EXPENSE) INCOME
Interest expense	(1,260)	(1,303)	(1,271)
Other income	524	-	-
Total other expenses	(736)	(1,303)	(1,271)

LOSS BEFORE INCOME TAXES	(4,350)	(1,826)	(417)

PROVISION FOR INCOME TAXES	(33)	(96)	(885)

NET LOSS	$(4,383)	$(1,922)	$(1,302)

LOSS PER SHARE - Basic and Diluted	$(4,383.83)	$(1,922.62)	$(1,302.36)

WEIGHTED AVERAGE SHARES OUTSTANDING -
Basic and Diluted	1,000	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands of US dollars, except share and per share data, or otherwise noted)

			Additional
	Common Stock		Paid-In	Accumulated	Stockholder's
	Shares	Amount	Capital	Deficit	Equity

Balance, January 1, 2017	1,000	$-	$18,717	$(3,416)	$15,301
Net loss	-	-	-	(1,302)	(1,302)
Balance, December 31, 2017	1,000	$-	$18,717	$(4,718)	$13,999
Net loss	-	-	-	(1,922)	(1,922)
Balance, December 31, 2018	1,000	$-	$18,717	$(6,640)	$12,077
Cumulative effect of accounting change (See Note 3)	-	-	-	99	99
Net loss	-	-	-	(4,383)	(4,383)
Balance, December 31, 2019	1,000	$-	$18,717	$(10,924)	$7,793

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars, or otherwise noted)

	Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss	$(4,383)	$(1,922)	$(1,302)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,884	4,121	3,917
Amortization of Other Intangible Assets	987	947	1,849
Amortization of Deferred Financing Costs	46	46	87
Deferred Income Tax	-	-	637
(Gain) Loss on Sale of Property and Equipment	(68)	(29)	6
(Increase) Decrease in Assets:
Accounts Receivable	25,236	(16,468)	2,312
Inventory	124	(184)	7
Other Current Assets	450	(156)	(339)
Deferred Contract Costs	9	8	11
Income Taxes Receivable	-	321	494
Deposits	-	-	(1)
Increase (Decrease) in Liabilities:
Accounts Payable	(19,695)	19,280	(656)
Unearned Revenue	(500)	(3,166)	7,848
Accrued Expenses	(713)	774	(280)
Income Taxes Payable	-	36	-
Deferred Rent	(107)	(53)	(50)
Net cash provided by operating activities	5,270	3,555	14,540
Cash flows from investing activities:
Acquisition of Business, Net of Cash Acquired	-	500	-
Acquisition of Property and Equipment	(1,009)	(864)	(10,057)
Proceeds from Sale of Property and Equipment	125	30	-
Net cash used in investing activities	(884)	(334)	(10,057)
Cash flows from financing activities:
Net Change in Line of Credit	(1,742)	(1,396)	(1,079)
Check in Excess of Cash	-	-	(145)
Proceeds from Notes Payable	-	-	10,000
Debt Issuance Cost	-	-	(230)
Payments on Notes Payable	(2,602)	(1,707)	(11,903)
Payments on Capital Lease Obligations	(284)	(535)	(520)
Net cash used in financing activities	(4,628)	(3,638)	(3,877)
Net (decrease) increase in cash	(242)	(417)	606
Cash, beginning of period	260	677	71
Cash, end of period	$18	$260	$677
Supplemental schedule of noncash investing and financing activities
Reconciliation of Net Assets Acquired in Acquisition of Synetra, Inc.:
Fair Value of Net Assets Acquired:
Cash	$-	$500	$-
Fixed Assets	-	304	-
Intangible Assets	-	675	-
Goodwill	-	921	-
Notes Payable Issued for Acquisition of Synetra	$-	$2,400	$-
Acquisition of Property and Equipment through Capital Lease	$300	$-	$94
Cash Paid for Interest Expense	$1,214	$1,246	$1,227
Cash Paid for Income Taxes	$39	$140	$45

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of US dollars, except share and per share data, or otherwise noted)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Stratos Management Systems, Inc. dba: Computex Technology Solutions (Stratos) incorporated on February 8, 2012, as a management company with the majority of its assets consisting of its ownership in First Byte Computers, Inc. dba: Computex Technology Solutions (Computex North); Computex, Inc. dba: Computex Technology Solutions (Computex South); eNETsolutions, LLC dba: Computex Technology Solutions (eNET); and Stratos MS Ireland Limited (Stratos Ireland) (collectively, the companies are referred to in the consolidated financial statements as “the Company”). The Company is wholly owned by Stratos Management Systems Holdings, LLC (Holdings, Parent)

The Company sells computer equipment, network infrastructure, cloud and hosting solutions, and support. The Company has locations in Minnesota, Michigan, Florida and Texas. Stratos Ireland is a sourcing company for European sales activity.

On August 1, 2018, the Company acquired certain assets of Synetra, Inc. (Synetra) with operations in Amarillo, Dallas, El Paso, Lubbock, and Odessa Texas. Synetra, Inc. is engaged in IT consulting and communication solutions.

The acquired assets of Synetra were recorded at their fair value as of the acquisition date and the accompanying consolidated financial statements include the operations of Synetra from the acquisition date to December 31, 2019 (see Note 4).

On July 24, 2019, the Company signed an Agreement and Plan of Merger (Merger) with Pensare Acquisition Corporation (Pensare), whereby a subsidiary of Pensare and the Company shall consummate a merger, pursuant to which the subsidiary shall be merged with and into the Company, following which the separate corporate existence of the subsidiary shall cease and the Company shall continue as the surviving publicly traded corporation (the Business Combination). On April 3, 2020, the Company entered into an amendment (Amendment No. 2) to the aforementioned Merger.

Pursuant to Amendment No. 2 of the Merger and to the Business Combination, the Company will merge with and into Tango Merger Sub Corp., a Delaware Corporation (Merger Sub), with Merger Sub surviving the merger as a wholly owned subsidiary of American Virtual Cloud Technologies, Inc. Upon the consummation of the Merger, Pensare Acquisition Corporation will change its name in accordance with the approved stockholder certificate proposal to American Virtual Cloud Technologies, Inc. (American Virtual). The merger will occur upon the terms and subject to the conditions in the Business Combination Agreement and in accordance with, the relevant provisions of the General Corporation Law of the State of Delaware. At the effective time of the merger, all shares of common stock of the Company shall be canceled and Holdings, as sole stockholder of the Company, shall be entitled to receive an amount equal to $65,000 as of the closing of the transactions (subject to certain potential adjustments set forth in the Business Combination Agreement) (the "Consideration Amount"). At the effective time of the merger, American Virtual shall deliver the merger consideration to Holdings as follows: (i) an amount of cash equal to the product of cash raised by American Virtual in a private placement of its securities in connection with the closing of the Business Combination less $5,000, multiplied by 0.67, which shall not be greater than $20,000; (ii) shares of common stock of American Virtual equal in value to the Consideration Amount minus the cash paid to Holdings and (iii) shares of the same securities, other than common stock, issued in any private placements prior to the Business Combination equal in value to $5,000.

The Merger was consummated on April 7, 2020 upon stockholder approval and the fulfillment of certain other conditions as described in the Merger. The Company received $11,000 in cash at closing in which $10,000 was received directly by the Company and $1,000 was paid directly to Comerica Bank for the prepayment of interest of the Company’s Comerica Credit Agreement (Note 8) assumed by American Virtual as of April 7, 2020 upon consummation of the Merger.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Stratos Management Systems, Inc. dba: Computex Technology Solutions (the Parent) and its wholly owned subsidiaries: Computex North, Computex South, eNET, and Stratos Ireland Limited (the Subsidiaries). All material intercompany transactions and balances have been eliminated in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, deferred tax asset valuation allowance, income taxes, equity instruments, and the purchase price allocation associated with business combinations.

Revenue Recognition

The Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers,” which created Financial Accounting Standards Board (FASB) Topic 606 (Topic 606) with a date of initial application of January 1, 2019. As a result, the Company changed their accounting policy for revenue recognition as detailed below.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. The Company evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) the Company has a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) the Company has transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. The Company's products can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company's warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company's shipping terms typically allow for the Company to recognize revenue when the product reaches the customer's location.

Revenue Recognition for Hardware

Revenues from sales of hardware products are recognized on a gross basis as the Company is acting as a principal in these transactions, with the selling price to the customer recorded as Sales and the acquisition cost of the product recorded as Cost of Sales. The Company recognizes revenue from these transactions when control has passed to the customer, which is usually upon delivery of the product to the customer.

In some instances, the customer agrees to buy the product from the Company but requests delivery at a later date, commonly known as bill-and-hold arrangements. For these transactions, the Company deems that control passes to the customer when the product is ready for delivery. The Company views products ready for delivery when the customer has a signed agreement, significant risk and rewards for the products, the ability to direct the assets, the products have been set aside specifically for the customer and cannot be redirected to another customer.

The Company leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouses. The Company is the principal in the transaction and recognizes revenue for drop-shipment arrangements on a gross basis.

Revenue Recognition for Software

Revenues from most software license sales are recognized as a single performance obligation on a net basis as the Company is acting as an agent in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software support, which is a product that allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software support is in effect. The Company evaluates whether the software support is a separate performance obligation by assessing if the third-party delivered software support is critical or essential to the core functionality of the software itself. This involves considering if the software provides its original intended functionality to the customer without the updates, if the customer would ascribe a higher value to the upgrades versus the up-front deliverable, if the customer would expect frequent intelligence updates to the software (such as updates that maintain the original functionality), and if the customer chooses to not delay or always install upgrades. If the Company determines that the accompanying third-party delivered software support is critical or essential to the core functionality of the software license, the software license and the accompanying third-party delivered software support are recognized as a single performance obligation. The value of the product is primarily the accompanying support delivered by a third-party and therefore the Company is acting as an agent in these transactions and recognizes them on a net basis at the point the associated software license is delivered to the customer.

Revenue Recognition for Third-Party Services

The Company is the agent in sales of third-party maintenance, software support and services as the third-party controls the service until it is transferred to the customer. The Company recognizes sales on a net basis equal to the selling price to the customer less the acquisition cost. The Company recognizes revenue from these sales when the customer and vendor accept the terms and conditions of the arrangement.

Revenue Recognition for Managed and Professional Services

The Company’s professional services offerings include assessments, project management, and staging, configuration, and integration. The managed service offerings range from monitoring and notification to a fully outsourced network management solution. In these arrangements, the Company satisfies the performance obligations and recognizes revenue over time.

The Company provides professional services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, the Company recognizes revenues at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, the Company recognizes revenues over time in proportion to the Company’s progress toward complete satisfaction of the performance obligation.

In arrangements for managed services, the Company’s arrangement is typically a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). The Company typically recognize revenues from these services on a straight-line basis over the period services are provided, which is consistent with the timing of services rendered.

Freight and Sales Tax

The Company presents freight billed to customers within Sales and the related freight charged to the Company within Cost of Sales. The Company presents sales tax collected from customers and remittances to governmental authorities on a net basis.

Contract Liabilities

The Company recognizes contract liabilities when cash payments are received or due in advance of the Company’s performance obligations.

Costs of Obtaining and Fulfilling a Contract

The Company capitalizes costs that are incremental to obtaining customer contracts, predominately sales commissions, and expenses them in proportion to each completed contract performance obligation. The costs are amortized to expense on a straight-line basis over the period during which the Company fulfills its performance obligation.

Costs associated with contracts where the Company has an obligation to perform services, are incurred specifically to assist the Company in rendering services to its customers and are recorded as deferred customer support contract costs at the time the costs are incurred. The costs are amortized to expense on a straight-line basis over the period during which the Company fulfills its performance obligation.

Cash

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company does not have any compensating balance requirements.

Accounts Receivable

The Company grants credit to customers in the normal course of business. Accounts receivable are unsecured and are presented net of an allowance for doubtful accounts. The allowance is based upon a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligations to the Company, and the condition of the general economy and the industry as a whole. Payment is required 30 days after receipt of the invoice. Accounts more than 45 days past due are individually analyzed for collectability. When all collection efforts have been exhausted the accounts are written off. Historically, the Company has not suffered significant losses with respect to trade accounts receivable. The allowance for doubtful accounts was approximately $138 and $70 at December 31,2019 and 2018, respectively.

Inventory

Inventories are valued at lower of average cost (which approximates first-in, first-out method) or net realizable value. Inventory consists of purchased components for resale. Management evaluates the need for an inventory obsolescence reserve by identifying slow-moving or obsolete inventory. Management determined a reserve for slow-moving or obsolete inventory was not necessary at December 31, 2019 and 2018.

Property and Equipment

Property and equipment are carried at cost. Major additions and betterments are charged to the property accounts while maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Depreciation is computed based on the cost of the asset, using straight-line methods over the estimated useful lives of the assets.

Definite Lived Intangible Assets

Definite-lived intangible assets arising from business combinations include customer relationships, trademarks and noncompetition agreements. These intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the years ended December 31, 2019, 2018 and 2017.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. The Company operates as a single operating segment and as a single reporting unit for the purpose of evaluating goodwill impairment. The Company's impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that fair value of the reporting unit is less than its carrying value. The qualitative assessment includes comparing the overall financial performance of the Company against the planned results used in the last quantitative goodwill impairment test. Additionally, the Company's fair value is assessed in light of certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. If it is determined under the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a two-step quantitative impairment test is performed. Under the first step, the estimated fair value of the Company would be compared with its carrying value (including goodwill). If the fair value of the Company exceeds its carrying value, step two does not need to be performed. If the estimated fair value of the Company is less than its carrying value, an indication of goodwill impairment exists for the Company and it would need to perform step two of the impairment test. Under step two, an impairment loss would be recognized for any excess of the carrying amount of the Company's goodwill over the implied fair value of that goodwill. Fair value of the Company under the two-step assessment is determined using a combination of both income and market-based approaches. There were no goodwill impairments identified for the years ended December 31, 2019, 2018 and 2017.

Debt Issuance Costs

Debt issuance costs represent costs that qualify for deferral associated with the issuance of new debt or the modification of existing debt facilities. The unamortized balance of debt issuance costs is presented as a reduction to the carrying value of long-term debt. Debt issuance costs are amortized and recognized on the consolidated statements of operations as interest expense.

Income Taxes

Income taxes are accounted for under the asset and liability method pursuant to GAAP. Under this method, deferred tax assets and liabilities are recognized for the expected future consequences attributable to the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. Further, deferred tax assets are recognized for the expected realization of available net operating loss and tax credit carryforwards. A valuation allowance is recorded on gross deferred tax assets when it is "more likely than not" that such asset will not be realized. When evaluating the realizability of deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies, and expectations of future earnings. The Company reviews its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based upon these factors. Changes in the Company's assessment of the need for a valuation allowance could give rise to a change in such allowance, potentially resulting in additional expense or benefit in the period of change.

The Company's income tax provision includes U.S. federal, state and local income taxes and is based on pre-tax income or loss. In determining the annual effective income tax rate, the Company analyzed various factors, including its annual earnings and taxing jurisdictions in which the earnings were generated, the impact of state and local income taxes, and its ability to use tax credits and net operating loss carryforwards.

Under GAAP, the amount of tax benefit to be recognized is the amount of benefit that is "more likely than not" to be sustained upon examination. The Company analyzes its tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, the Company determines that uncertainties in tax positions exist, a liability is established in the consolidated financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax positions in the provision for income taxes.

The Company’s income tax returns are subject to examination by federal and state authorities in accordance with prescribed statutes.

Deferred Rent

The Company leases real estate which calls for escalating rent payments. In accordance with accounting standards, the Company recognizes lease expense on a straight-line basis over the lease term. The differences between the cash payments called for under the lease arrangements and the rent expense recognized on a straight-line basis are recorded as deferred rent. The deferred rent will be reduced when the cash payments exceed the straight-line rent expense. Cumulative straight-line rent expense exceeded cash payments for rent by approximately $158 and $265 at December 31, 2019 and 2018, respectively.

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

●	Level 1 — inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

●

Level 2 — inputs are based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●

Level 3 — inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Fair Value on a Non-Recurring Basis

Assets measured at fair value on a non-recurring basis include goodwill, tangible assets, and intangible assets. Such assets are reviewed annually for impairment indicators. If a triggering event has occurred, the assets are re-measured when the estimated fair value of the corresponding asset group is less than the carrying value. The fair value measurements, in such instances, are based on significant unobservable inputs (Level 3).

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, deposits, accounts payable and accrued expenses and debt at floating interest rates, approximate their fair values at December 31, 2019 and 2018, respectively, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

Advertising

The Company expenses advertising costs as they are incurred. Advertising costs charged to operations for the years ended December 31,2019, 2018 and 2017 totaled approximately $189, $705 and $720, respectively.

Vendor Considerations

The Company receives payments and credits from vendors and distributors on a quarterly basis. Consideration received includes volume-based incentives and reimbursement for marketing expenses. Volume-based incentive payments are recorded as a reduction of cost of goods sold. Marketing-based incentive payments are recorded as a reduction to advertising expense in the period the program takes place.

Equity-Based Compensation

The parent of the Company, Stratos Management Systems Holdings, LLC, has issued Class A and B incentive common units of ownership of the Parent to certain management members of the Company. The incentive common units granted consist of time-based units and performance-based units. Time-based units vest based on the amount of time a management member serves at the Company, and performance-based units vest upon the sale of the Company or if certain common ownership valuation metrics are met. The Company performed an analysis and determined the units had a fair value that was immaterial at each respective date of grant and, accordingly, has not recorded any compensation expense.

Net Earnings (Loss) Per Common Share

Basic net earnings or loss per common share is computed by dividing net earnings or loss by the weighted average number of shares of common stock outstanding at the end of the reporting period. Diluted net earnings or loss per share is computed by dividing net earnings or loss by the fully dilutive common stock equivalent. The Company has no potentially dilutive shares for the years ended December 31, 2019, 2018 and 2017.

Business Concentrations

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and trade accounts receivable. The Company maintains its cash in bank accounts with balances regularly exceeding the federally insured limit. The Company did not have any cash deposits exceeding federally insured limits at December 31, 2019.

No one customer accounted for more than 10% of sales for the year ended December 31, 2019. One customer accounted for approximately 10% of sales for the year ended December 31, 2018. One customer accounted for approximately 13% of sales for the year ended December 31, 2017.

One customer accounted for approximately 11% of accounts receivable at December 31, 2019. Three customers accounted for approximately 34% of accounts receivable at December 31, 2018.

Segment Reporting

The Company reports operating results and financial data in one operating and reportable segment. The Company's Chief Executive Officer is the chief operating decision maker and manages the Company as a single profit center in order to promote collaboration, provide comprehensive service offerings across its entire customer base, and provide incentives to employees based on the success of the organization as a whole. Although certain information regarding selected products or services is discussed for purposes of promoting an understanding of the Company's complex business, the chief operating decision maker manages the Company and allocates resources at the consolidated level.

Foreign Operations

Operations outside the United States include a subsidiary in Ireland. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations are less than 10% of the Company’s total net assets.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for private companies for fiscal years beginning after December 15, 2020, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-linked financial instruments (or embedded features) with down-round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. The amendments in Part I of this Update was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 for private companies. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU will have a material effect on the Company’s consolidated financial statements.

As a result of the Merger described in Note 1 above, on April 7, 2020, the Company became a wholly owned subsidiary of American Virtual Cloud Technologies, Inc., a public entity. American Virtual Cloud Technologies, Inc. qualifies as an emerging growth company pursuant to the provision of the Jumpstart Our Business Startups (“JOBS”) Act. Section 107 of the JOBS Act provides that an emerging growth company can delay the adoption of certain new accounting standards until those standards would otherwise apply to private companies. American Virtual Cloud Technologies, Inc. has elected to take advantage of the extended transition period provided by the JOBS Act for complying with new or revised accounting standards. As a result, the change in the Company from a non-public to a public entity will not result in any change to the ASU effective dates outlined above.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of changes in equity, statements of operations and statements of cash flows.

3.	RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

The Company adopted Topic 606 with a date of initial application of January 1, 2019. Topic 606 also includes Subtopic 340-40, “Other Assets and Deferred Costs – Contracts with Customers,” (Subtopic 340) which requires the deferral of incremental costs of obtaining a contract with a customer

The Company applied Topic 606 using the modified retrospective transition method. In adopting the new standard, the net cumulative effect from prior periods of applying the guidance in Topic 606 was recognized as a cumulative effect adjustment to the opening balance of accumulated deficit in the consolidated balance sheet as of January 1, 2019. Additionally, the Company has elected the option to only account for contracts that remained open as of the January 1, 2019 transition date in accordance with Topic 606. Revenue recognition for contracts for which substantially all of the revenue was recognized in accordance with the revenue guidance in effect before January 1, 2019 has not been changed. The comparative information as of December 31, 2018 and for the years ended December 31, 2018 and 2017 have not been adjusted and continue to be reported under the previously applicable accounting standards. The details of the significant changes and quantitative impact of the changes are set forth below.

●	For sales transactions for certain software products that are sold with integral third-party delivered software support, the Company changed its accounting policy to record both the software license and the accompanying software support on a net basis, as the agent in the arrangement, given the predominant nature of the goods and services provided to the customer. Under previous guidance, the Company bifurcated the sale of the software license from the sale of the support contract, recorded the sale of both the software product and software support on a gross sales recognition basis. This change has no effect on reported gross profit dollars associated with these transactions.

●	For sales transactions for maintenance, software support and services that are to be performed by a third- party, the Company changed its accounting policy to record these sales on a net basis equal to the selling price to the customer less the acquisition cost as the third-party controls the service as it is transferred to the customer. The Company recognizes revenue from these sales when the customer and vendor accept the terms and conditions of the arrangement. Under previous guidance, the Company recorded the sales of third-party maintenance, software support and services contracts on a gross sales recognition basis.

●	The accounting for sales commissions on contracts with performance periods that exceed one year changed such that the Company records such sales commissions as an asset and amortizes them to expense over the related contract performance period. Under previous guidance, certain sales commissions were expensed in the period the transaction was generated.

The total cumulative effect adjustment from prior periods that the Company recognized in the consolidated balance sheet as of January 1, 2019 as an adjustment to accumulated deficit was $99.

Balance Sheet at December 31, 2018:

	December 31, 2018		January 1, 2019
	As Reported	Adjustments	As Adjusted
ASSETS:
Trade Accounts Receivable, Net	$41,328	$-	$41,328
Other Current Assets	972	99	1,071
Deferred Contract Costs	9	-	9
TOTAL ASSETS	$42,309	$99	$42,408

LIABILITIES:
Accounts Payable	$38,694	$-	$38,694
Unearned Revenue	6,953	-	6,953
	$45,647	$-	$45,647

STOCKHOLDER'S EQUITY:
Accumulated Deficit	$(6,640)	$99	$(6,541)

The following tables summarize the effects of adopting Topic 606 on the Company’s consolidated statement of operations as of December 31, 2019 (in thousands, except for per share data):

Statement of Operations for the Year Ended December 31, 2019:

	For the Year Ended December 31, 2019
	As Reported	Without Adoption of Topic 606	Topic 606 Impact

Sales	$85,716	$121,053	$(35,337)

Cost of Sales	61,309	96,646	(35,337)

Gross Profit	24,407	24,407	-

Selling, General and Administrative Expenses	28,021	27,922	99

Loss From Operations	(3,614)	(3,515)	(99)

The adoption of Topic 606 increased net cash provided by operating activities by $99 for the year ended December 31, 2019.

The adoption of Topic 606 had no effect on the consolidated balance sheet or on net cash used in investing and financing activities for the year ended December 31, 2019.

Disaggregation of Revenue

In the following table, revenue is disaggregated by geographies as well as by major product offerings, by major client groups and by recognition on either a gross basis as a principal in the arrangement, or on a net basis as an agent, for the year ended December 31, 2019 (in thousands):

For the Year Ended December 31,
2019
Geography (1)
United States	$83,297
Rest of World	2,419
Total Net Sales	$85,716

Major Product and Services
Hardware	$53,035
Software and Maintenance	5,619
Services	26,463
Other (2)	599
Total Net Sales	$85,716

Sales by Channel
Healthcare	$21,008
Oil and Gas	19,544
Engineering and Construction	7,550
Manufacturing and Distribution	7,418
Technology and Consulting	4,896
Agriculture	4,096
Financial Services and Communications	3,983
Education	3,578
Hospitality and Government	2,690
Entertainment and Gaming	2,706
Real Estate	1,888
Other	6,359
Total Net Sales	$85,716

Timing of Revenue Recognition
Gross Revenue Recognition (Principal)	$80,097
Net Revenue Recognition (Agent)	5,619
$85,716

(1) Net sales by geography is generally based on the ship-to address with the exception of certain services that may be performed at, or on behalf of, multiple locations. Such service arrangements are categorized based on the bill-to address

(2) Includes items such as delivery charges to customers.

Contract Liabilities and Remaining Performance Obligations

The Company's contract liabilities consist of payments received from customers, or such consideration that is contractually due, in advance of providing the product or performing services. The Company's contract liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. As of December 31, 2019 and December 31, 2018, the contract liability balance was $6,453 and $6,953, respectively. For the year ended December 31, 2019 and 2018, the Company recognized revenue of $10,451 and $6,276, respectively, related to its contract liabilities.

A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For more information regarding the Company's performance obligations, see Note 2 (Summary of Significant Accounting Policies). The following table represents the total transaction price for the remaining performance obligations as of December 31, 2019 related to non-cancelable contracts longer than 12 months in duration that is expected to be recognized over future periods.

Year Ending December 31,	Amount
2020	$12,928
2021	8,248
2022	4,014
2023	1,392
2024	1,162
Total Remaining Performance Obligations	$27,744

4.	ACQUISITION

Synetra, Inc.

Prior to its acquisition by the Company on August 1, 2018, Synetra was a private company engaged in providing vital applications and devices with communications using user’s network as a platform, such as VoIP telephone service, audio and video conferencing, and voice mail. It also offers hosted voice and video solutions, data center, and cloud solutions. Additionally, Synetra provides network infrastructure and security services. With the acquisition, the Company acquired certain customer contracts and expanded its presence in the Texas market.

The acquisition price totaled $2,400 consisting of seller-financed notes of $1,450 and $950. Both of these notes are nonnegotiable unsecured subordinate promissory notes with due dates of August 1, 2020. The Company evaluated the intangible assets associated with the acquisition and goodwill of approximately $921 was recognized as part of the acquisition resulting from the purchase price exceeding the fair value of the net assets acquired.

The Company incurred approximately $330 in transaction costs in 2018 related to the Synetra acquisition which are recorded in selling, general and administrative expenses on the consolidated statement of operations.

The following table summarizes the fair values of the assets acquired and at the date of acquisition of Synetra, Inc.

Cash	$500
Property and Equipment	304
Customer Relationships	675
Goodwill	921
Total Assets Acquired	$2,400

The following unaudited proforma financial information presents the consolidated results of operations of the Company with Synetra Inc. for the years ended December 31, 2018 and 2017, as if the above discussed acquisition had occurred on January 1, 2017. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

	Year	Year
	ended	ended
	December 31, 2018	December 31, 2017
Sales	$166,556	$155,667
Net Loss	(1,039)	(2,815)

5.	PROPERTY AND EQUIPMENT

Property and equipment were comprised of the following as of December 31, 2019 and December 31, 2018:

	Estimated
	Useful Lives (Years)	2019	2018
Furniture and Equipment	3 to 7	$24,632	$23,942
Vehicles	4	22	89
Leasehold Improvements	5 to 15	2,869	2,298
Total Property and Equipment		27,523	26,329
Less: Accumulated Depreciation		(17,915)	(14,088)
Property and Equipment, net		$9,608	$12,241

Depreciation expense amounted to $3,884, $4,121 and $3,917 for the years ended December 31, 2019, 2018 and 2017, respectively.

Capital Leases

The Company has entered into capital leases for equipment. The following is an analysis of leased equipment under capital leases as of December 31, 2019 and 2018:

	2019	2018
Equipment	$2,273	$1,973
Less: Accumulated Depreciation	(2,037)	(1,608)
Total Capital Leases	$236	$365

The following is a schedule of future minimum lease payments under capital leases as of December 2019:

Year Ending December 31,	Amount
2020	$142
2021	112
Less: Amount Representing Interest	(18)
Present Value of Future Minimum Lease Payments	236
Less: Current Maturities	(129)
Long-Term Capital Lease	$107

6.	INTANGIBLE ASSETS AND GOODWILL

The Company’s definite lived intangible assets as of December 31, 2019 and December 31, 2018 consist of the following:

	Estimated
	Lives (Years)	2019	2018
Noncompete Agreements	5	$6,380	$6,380
Trademark	2 to 3	2,110	2,110
Customer Relationships	9 to 10	9,355	9,355
Less: Accumulated Amortization		(15,441)	(14,454)
Definite Lived Intangible Assets, Net of Amortization		$2,404	$3,391

Amortization expense for definite lived intangible assets was $987, $947 and $1,849 for the years ended December 31, 2019, 2018 and 2017, respectively.

Expected amortization expense for definite-lived intangibles for the next five years is as follows:

Year Ending December 31,	Amount
2020	$984
2021	978
2022	91
2023	68
2024	68
Thereafter	215
Total	$2,404

At December 31, 2019, the weighted average remaining useful life of the Company’s definitely lived intangible assets is 2.5 years.

The following is a summary of goodwill as of December 31, 2019 and 2018:

			Net
	Gross	Accumulated	Carrying
	Amount	Impairment	Amount
Balance – December 31, 2017	$20,294	$-	$20,294
Acquisition	921	-	921
Balance – December 31, 2018	$21,215	$-	$21,215
Acquisition	-	-	-
Balance – December 31, 2019	$21,215	$-	$21,215

7.	ACCRUED EXPENSES

The following is a summary of accrued expenses as of December 31, 2019 and December 31, 2018:

	2019	2018
Accrued Bonuses	$600	$550
Accrued Wages and Commissions	1,247	1,816
Accrued Sales Tax	522	601
Accrued Interest	81	101
Other Accrued Expenses	282	377
Total Accrued Expenses	$2,732	$3,445

8.	REVOLVING CREDIT AND LONG-TERM DEBT

The Original agreement with Comerica Bank (the Comerica credit agreement) provides for a maximum credit facility of $25,000, consisting of a $15,000 revolving note payable and a $10,000 term note. Both the revolving credit and term note mature December 18, 2022. The balance on the revolving note was $6,051 and $7,793 at December 31, 2019 and December 31, 2018, respectively.

On August 1, 2018, the Company entered into a First Amendment of the Comerica credit agreement (the First amendment agreement) with Comerica Bank. The First Amendment agreement provided for an increase of the revolving credit note from $15,000 to $16,000. On June 27, 2019, the Company entered into a Second Amendment of the Comerica credit agreement (the Second amendment agreement) with Comerica Bank. The Second Amendment agreement increased the revolving credit note from $16,000 to $20,000.

All obligations outstanding under the credit agreement accrue interest at the one-month London Interbank Offered Rate (LIBOR) rate plus an additional margin. The additional margin is based upon the Company’s total leverage ratio, as defined in the credit agreement, and ranges from 3.0% to 3.75%. The effective rate for the revolver was 5.48% and 6.10% at December 31, 2019 and 2018, respectively. The effective rate of the term loan was 5.53% and 6.25% at December 31, 2019 and 2018, respectively

The credit agreement requires the Company to meet certain financial covenants including, but not limited to, a maximum senior leverage ratio, a maximum fixed charge coverage ratio, and a limit on the amount of annual capital expenditures (the “cover ratios”). As of December 31, 2019, the Company failed to maintain the maximum senior leverage and fixed charge cover ratio covenants, but obtained a waiver for the failed coverage ratio covenants as of that date on March 5, 2020.

As fully described on Note 1, the Company announced the completion of its Merger on April 7, 2020. As a result of the transaction, the Comerica Credit Agreement described above was assumed by American Virtual as of April 7, 2020 upon consummation of the Merger.

During 2018, the Company entered into an interest rate swap arrangement to partially mitigate the variability of cash flows due to changes in the Eurodollar rate, specifically related to interest payments on the term loan under the Comerica credit agreement. The interest rate swap has a notional amount of $4,464 and a maturity date of August 2, 2021. The fixed interest rate is 3.04% with a corresponding floating interest rate of 1-month LIBOR. The interest rate swap does not qualify for hedge accounting and the Company determined that the fair value of the related derivative liability was not material and accordingly, did not record the liability at December 31, 2019 or December 31, 2018.

Total long-term debt excluding the revolving note as of December 31, 2019 and December 31, 2018 consists of the following:

	2019	2018
Senior Debt - Term note payable to Comerica Bank; quarterly principal payments of $357 plus interest through maturity date December 18, 2022; interest rate variable with effective rate of 5.48% and 6.10% at December 31, 2019 and 2018, respectively	$7,143	$8,571
Subordinated Debt - Term note payable to Synetra Inc.; quarterly principal payments of $199 plus interest through maturity date August 1, 2020; interest rate variable with effective rate of 8.5% at December 31, 2019	573	1,282
Subordinated Debt - Term note payable to John Sorensen and Paul Sorenson; quarterly principal payments of $130 plus interest through maturity date August 1, 2020; interest rate variable with effective rate of 8.5% at December 31, 2019	375	840
Total Long-Term Debt	8,091	10,693
Less: Unamortized Debt Issuance Costs	(136)	(182)
Total Notes Payable, Net of Unamortized Debt Issuance Costs	7,955	10,511
Less: Current Maturities	(2,377)	(2,602)
Long-Term Debt, Net of Current Maturities and Unamortized Debt Issuance Costs	$5,578	$7,909

The Comerica credit agreement above is subject to a security agreement including substantially all assets of the Company, an equity pledge agreement, and a guarantee by the Company’s sole shareholder.

Scheduled principal payments for all long-term borrowings are as follows:

Year Ending December 31,	Amount
2020	2,377
2021	1,429
2022	1,429
2023	1,429
2024	1,427
Total	$8,091

Additional Prepayment Requirements under Comerica Credit Agreement

In addition to the above scheduled principal payments, the Company is required to prepay principal on the term note in an amount equal to 50% of the excess cash flow, as defined by the credit agreement, within 45 days after the end of each fiscal year. No prepayment shall be required for any year in which the combined value of all eligible accounts and all eligible inventory as evidenced by the borrowing base certificate is greater than the aggregate amount of the senior funded debt and the senior leverage ratio is less than 2.0 as of December 31 of such year. No excess cash flow payment was due for the years ended December 31, 2019 and 2018.

9.	RELATED PARTY TRANSACTIONS

The Company paid a management fee of $300 to a member of their sole shareholder’s ownership group for each of the years ended December 31, 2019, 2018 and 2017.

The Company leases office space under operating leases with ERD Enterprises, LLC (“ERD”) and PEBL Partnership LTD (“PEBL”). Both entities are related parties that are either partially or 100% owned by employees of the Company. For the years ended December 31, 2019, 2018 and 2017, the Company paid $695, $518 and $372, respectively, to the related parties included in rent expense.

10.	COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company is party to operating leases under which they lease various facilities and equipment. The majority of the facility leases provide that the Company pays, in addition to the minimum rent, certain operating expenses. The leases expire at various dates through August 2024. With the purchase of Synetra, the Company acquired three additional operating leases which are located in Lubbock, Amarillo, and Odessa. The Company also has several month-to-month leases. Operating lease expense, noncontracted rent, and related common area maintenance for the years ended December 31, 2019, 2018 and 2017 totaled approximately $1,460, $1,418, $1,212, respectively.

The following is a schedule of future minimum rent payments, excluding operating expenses and month-to-month leases, required under noncancelable operating leases for the five years after December 31, 2019:

Year Ending December 31,	Amount
2020	$948
2021	577
2022	508
2023	124
2024	84
Total	$2,241

Contingencies

Legal Contingencies and Proceedings

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. As of December 31, 2019, and through the filing date of this report, the Company does not believe the ultimate resolution of such actions or potential actions of which the Company is currently aware will have a material effect on its consolidated financial position or results of operations.

11.	RESTRUCTURING

During 2018, the Company initiated and completed certain business restructuring initiatives aimed at reducing its fixed cost structure and realigning its business. These initiatives included the reduction in hourly and salaried headcount of approximately 11 employees during 2018.

For the years ended December 31, 2019 and 2018, restructuring-related costs included in selling, general and administrative expenses in the consolidated statements of operations are as follows:

	2019	2018
Severance and related costs	$-	$1,356
Total	$-	$1,356

Activity related to accrued severance and related costs recorded in accrued expenses in the consolidated balance sheets is summarized as follows for the year ended December 31, 2019:

Beginning balance	$208
Cash payments and other	(208)
Ending balance	$-

12.	EMPLOYEE BENEFIT PLANS

The Company has a profit-sharing plan with 401(k) provisions (the “Plan”). The Plan covers substantially all employees. The plan allows employee contributions to be made on a salary reduction basis under Section 401(k) provisions, the Company does not make discretionary or matching contributions to employees’ 401(k).

13.	INCOME TAXES

The current and deferred component of the Company’s income tax provision consist of the following for the respective periods:

	Years Ended December 31,
	2019	2018	2017
Current:
Federal	$1	$(1)	$(59)
State	(34)	(95)	(124)
	(33)	(96)	(183)
Deferred
Federal	-	-	(685)
State	-	-	(17)
	-	-	(702)
Total Provision	$(33)	$(96)	$(885)

The principal components of the Company’s deferred tax assets as of December 31, 2019 and 2018 are as follows:

	2019	2018
Prepaid Expenses	$(50)	$(208)
Accrued Reserves	37	17
Deferred Revenue	460	1,029
Accrued Liabilities	202	161
Uniform Capitalization of Inventory for Tax	11	7
Contribution Carryover	17	12
Tax Depreciation in Excess of Book	(1,598)	(1,813)
Intangible Assets	(345)	(5)
Federal Income Tax Credits	-	61
Disallowed Interest	497	-
Net Operating Loss Carryforwards	4,318	1,636
Total	3,549	897
Less: Valuation Allowance	(3,549)	(897)
Net Deferred Tax Assets	$-	$-

The difference in the provision for income taxes and the amount computed by applying the statutory federal income tax rates consists of the following for the years ended December 31, 2019, 2018 and 2017:

	2019	2018	2017
Statutory Tax Rate	26.9%	21.0%	34.0%
State Income Taxes, Net of Federal Benefit	(0.3)	2.5	1.4
Permanent Differences	(1.5)	(4.3)	(25.9)
Rate Change	(6.0)	(2.9)	(66.8)
Prior Year Adjustments	41.1	0.4	3.5
Change in Valuation Allowance	(61.0)	(20.2)	(127.8)
State Tax Differences from Blended Rates	(0.6)	(2.0)	(30.4)
AMT Receivable	(1.4)	-	-
Other Differences	2.0	-	-
Provision for Income Taxes	(0.8)%	(5.5)%	(212.0)%

The Company’s effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income before income taxes primarily because of certain expenses deductible for financial reporting purposes that are not deductible for tax purposes, research and development tax credits, operating loss carryforwards, and adjustments to previously recorded deferred tax assets and liabilities due to the enactment of the Tax Cuts and Jobs Act in 2017.

The Company has net operating loss carryforwards of approximately $11,900 that begin to expire in 2036.

The Company assesses available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence identified during management’s evaluation was the cumulative loss incurred over the three-year period ended December 31, 2019. Such objective evidence limits the ability to consider other subjective evidence, such as our forecasts of future taxable income and tax planning strategies. On the basis of this evaluation as of December 31, 2019 and 2018, the Company recognized a valuation allowance against its net deferred tax assets under the criteria of ASC 740 of $3,549 and $897, respectively.

The Company evaluated its tax positions and determined that no uncertain tax positions existed as of December 31, 2019 and 2018.

14.	SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued.

Except as described below, the Company did not identify subsequent events that would have required adjustment or disclosure in the consolidated financial statements other than the following.

In connection with the Business Combination (Note 1), American Virtual filed a Form 8-K statement with the SEC relating to the Business Combination on April 7, 2020.

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain.